                                                                    EXHIBIT 12.1

                    CENTRAL FINANCIAL ACCEPTANCE CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                           YEAR ENDED             TWO MONTHS ENDED                  YEAR ENDED                  SIX MONTHS ENDED
                  ----------------------------   ------------------   --------------------------------------   ------------------
                  10/31/92  10/31/93  10/31/94   12/31/93  12/31/94   12/31/93  12/31/94  12/31/95  12/31/96   6/30/96   6/30/97
Total
  Interest
  Expense...  A     2,636     2,443     2,734       382       655      2,335      3,025     4,489     4,948      2,612     2,980
Total Rent
  Expense...          104       312       375        49        77        302        403       503       861        376     1,275
Percent of
  Rents
  Allocable
  to
  Interest
  (Rents*
  30%)......  B        31        94       113        15        23         91        121       151       258        113       383
Income
  (Loss)
  Before
  Income
  Taxes.....        1,199     1,369     4,182       310      (197)     1,739      3,675     5,148     9,949      3,893     5,742
Add Portion
  of Rents
  Allocable
  to
  Interest..           31        94       113        15        23         91        121       151       258        113       363
Total
 Earnings...  C     1,230     1,463     4,295       325      (174)     1,830      3,796     5,299    10,207      4,006     6,125
Total
  Earnings
  Plus
  Interest
  Expense... A+C    3,866     3,906     7,029       707       481      4,165      6,821     9,788    15,155      6,618     9,105
Total
  Interest
  Expense
  Plus
  Allocable
  Rents..... A+B    2,667     2,537     2,847       397       678      2,426      3,146     4,640     5,206      2,725     3,363